Salvo, Russell, Fichter & Landau
                           A Professional Corporation

                             510 Township Line Road
                                    Suite 150
                          Blue Bell, Pennsylvania 19422

                                                         Telephone: 215/653-0110
                                                        Telecopier: 215/653-0383
                                 ______________

Stephen  A.  Salvo
ssalvo@salvorussell.com






                                                October 7, 2005






Russell Mancuso, Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:     WorldWater & Power Corp. (formerly known as WorldWater Corp.)
        Post Effective Amendment No. 1 to Registration Statement on Form SB-2 SEC File No. 333-115561

Dear Mr. Mancuso:

     On behalf of WorldWater & Power Corp., I request that the above-captioned post-effective amendment be ordered effective at 2:00 P.M. on October 12, 2005, or as soon thereafter as practicable.

                                                Very truly yours,


                                                /s/ Stephen A. Salvo

                                                Stephen A. Salvo